EXHIBIT 8.01


                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]







                                  March 9, 1999





AT&T Corp.
295 North Maple Avenue
Basking Ridge, NJ  07920

Ladies and Gentlemen:

     We have acted as special counsel to AT&T Corp., a New York corporation ("AT&T"), in connection with the proposed merger of Tele-Communications, Inc., a Delaware corporation ("TCI"), and Italy Merger Corp. ("Subcorp"), a Delaware corporation and a wholly owned subsidiary of AT&T, in which Subcorp will merge with and into TCI (the "Merger") with TCI surviving as a wholly owned subsidiary of AT&T, pursuant to the Agreement and Plan of Restructuring and Merger among AT&T, Subcorp and TCI dated as of June 23, 1998 (the "Agreement"). At your request, and pursuant to Section 8.2(d) of the Agreement, we are rendering our opinion concerning certain United States federal income tax consequences of the Merger.

     In that connection, we have reviewed: (i) the Certificate of Incorporation and By-laws of each of AT&T, TCI and Subcorp as currently in effect and as they are proposed to be amended prior to the Merger, (ii) the Agreement, (iii) certain resolutions adopted by the Board of Directors of each of AT&T and TCI and (iv) such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. For purposes of such opinion, we have relied, with the consent of AT&T and the consent of TCI, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of AT&T and TCI dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement of AT&T on Form S-4 (the


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AT&T Corp.
March 9, 1999
Page 2



"Registration Statement"), the proxy statement of AT&T and the proxy statement of TCI/prospectus of AT&T (the "Proxy Statements/Prospectus") filed with the Securities and Exchange Commission in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in such proxy statement of TCI/prospectus of AT&T.

     We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statements/Prospectus, (ii) the Merger will be reported by AT&T and TCI on their respective United States federal income tax returns in a manner consistent with the opinion set forth below, (iii) the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware and
(iv) Liberty Media Group Tracking Stock and TCI Ventures Group Tracking Stock is stock in TCI for United States federal income tax purposes.

     Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

          (i) the Merger should be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

          (ii) each of AT&T, Subcorp and TCI should be a party to the reorganization within the meaning of Section 368(b) of the Code;

          (iii) no gain or loss should be recognized by TCI, AT&T or Subcorp as a result of the Merger; and

          (iv) no gain or loss should be recognized by a shareholder of TCI as a result of the Merger with respect to shares of TCI Common Stock converted solely into AT&T Common Stock or New Liberty Media Group Tracking Stock (except with respect to cash received by a TCI shareholder in lieu of fractional shares).

     This opinion may not be applicable to TCI shareholders who received their TCI Common Stock pursuant to the exercise of employee stock options or otherwise as compensation.

     We are furnishing this opinion solely in connection with the transactions contemplated by the Agreement, and it is not to be relied upon, used, circulated, quoted or otherwise referred to for any other purpose or by any other party without our consent.


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AT&T Corp.
March 9, 1999
Page 3

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to us in the Proxy Statements/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                    Very truly yours,

                                    /s/ Wachtell, Lipton, Rosen & Katz





jjs/dlp

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